INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of June 18, 2025 (this “Agreement”) by and between the Atlas U.S. Government Money Market Fund, Inc. (the “Fund”), a corporation organized under the laws of the Commonwealth of Puerto Rico (“Puerto Rico”), and Atlas Asset Management, LLC (the “Adviser”), a limited liability company duly organized and having its principal office and principal place of business in Puerto Rico.

WHEREAS, the Fund is a diversified, leveraged, open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund’s board of directors (“Board”) has established shares of Class A, Class I and Class P common stock (the “Shares”);

WHEREAS, the Fund desires to retain the Adviser to furnish investment advisory services to the Fund; and

WHEREAS, the Adviser has full capacity and is willing to provide investment advisory services to the Fund on the terms and conditions set forth herein and is registered as an investment adviser under the provisions of the 1940 Act, the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”) or under the Puerto Rico Uniform Securities Act, as applicable;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Appointment

The Fund hereby appoints the Adviser as investment adviser of the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services set forth herein for the compensation provided herein.

2.	Duties as Investment Adviser

(a)          Subject to the supervision of the Board, the Adviser will provide or arrange for the provision of a complete and continuous investment program for the Fund, including investment research and/or management with respect to securities and investments and cash equivalents of the Fund.

(b)          The Adviser agrees that in placing orders with brokers and dealers, it will attempt to obtain the best price and most favorable execution; provided that the Adviser may, in its discretion, purchase and sell Fund securities to and from brokers and dealers who provide the Fund with research analysis, statistical or pricing advice, or similar services. In selecting brokers and dealers, the Adviser will consider the full range and quality of a broker’s or dealer’s services. Factors considered by the Adviser in selecting brokers and dealers may include the following: (i) the level of commissions; (ii) the speed in effecting trades; (iii) the size of the order; (iv) the trading characteristics of the security; (v) the availability of accurate information affecting choices as to the most favorable market center for execution and the availability of technical aids to process such information; (vi) the cost and difficulty of achieving an execution in a particular market center; and (vii) the research and other services provided by that broker or dealer to the Adviser (and the Adviser’s arrangements relating thereto) that are expected to enhance the Adviser’s general fund manager capabilities, notwithstanding that the Fund may not be the direct or exclusive beneficiary of those services. While the Adviser may generally seek the best price in placing orders, the Fund may not necessarily be paying the lowest price available. Commission rates are one factor considered together with other factors. The Adviser will not be obligated to seek in advance competitive bidding for the most favorable commission rate applicable to any particular transaction for the Fund or to select any broker or dealer on the basis of its purported “posted” commission rate. The Adviser, in its discretion, may cause the Fund to pay a commission for effecting a transaction for the Fund in excess of the amount another broker or dealer would have charged for effecting that transaction, provided that the Adviser has determined in good faith that such commission is reasonable in relation to the value of the brokerage and/or research provided by the broker or dealer to the Adviser. The Adviser will not purchase securities at a higher price or sell securities at a lower price than would otherwise be paid if no weight was attributed to the services provided by the executing dealer. Research services furnished by the brokers or dealers through which the Adviser effects securities transactions may be used by the Adviser in advising its other clients (including persons affiliated with the Adviser), and conversely, such research services furnished to the Adviser in connection with other clients may be used in advising the Fund. The Adviser will seek to allocate the opportunity to purchase or sell a security or investment among advisory clients, although there can be no assurance of equality of treatment among all clients or that any investment will be proportionally allocated among clients according to any particular or predetermined standards or criteria. Where, because of prevailing market conditions, it is not possible to obtain the same price or time of execution for all of the securities or other investments purchased or sold for the Fund, transactions for the Fund may be reported with the average price of these transactions. The Adviser may, on an aggregated basis, purchase or sell the same security for more than one client to obtain a favorable price to the extent permitted by applicable law. These orders may be averaged as to price and allocated as to amount according to each client’s daily purchase or sale orders or some other basis deemed equitable by the Adviser. The Fund recognizes that in some cases this procedure may adversely affect the results obtained for the Fund.

(c)          The Adviser may engage on behalf of the Fund in securities and other transactions with its affiliates (or other dealers), transactions in securities for which one of its affiliates, as that term is defined under the 1940 Act, was a member of the underwriting syndicate, transactions in securities of which one of its affiliates or other advisory clients of the Adviser is the issuer, and investment in or deposits with such affiliates. In no instance will portfolio securities or other investments be purchased from or sold to the Adviser or any affiliated person or with any party with whom the Adviser has entered into an agreement pursuant to Paragraph 3 of this Agreement or affiliated person thereof, except in accordance with such procedures as are determined necessary or appropriate by the Board, and particularly the Independent Directors (as defined in the Fund’s Code of Ethics).

(d)          The Adviser will, directly or through its agents, maintain or oversee the maintenance of all books and records with respect to the securities transactions conducted by it on behalf of the Fund, or from any sub-adviser retained directly by the Adviser, or otherwise required under the provisions of the 1940 Act, and will furnish to the Board with such periodic and special reports as the Board may reasonably request. The Adviser hereby agrees that all books and records which it maintains for the Fund are the property of the Fund and will be maintained in accordance with the provisions of the 1940 Act, and it agrees to preserve for six years, the first two years in an easily accessible place, any books and records that it maintains for the Fund, and further agrees to surrender promptly to the Fund any books and records that it maintains for the Fund upon request by the Fund.

(e)          The Adviser shall vote all proxies solicited by or with respect to the issuers of securities invested in by the Fund, subject to such policies and procedures as the Board of Directors in a manner which best serves the interests of the Fund’s shareholders. The Adviser may delegate proxy voting to a third-party company provided, however, that the Adviser remains liable for the proxy voting.

3.	Retention by the Adviser of a Sub-Investment Adviser

Subject to approval by the Board of Directors and Fund shareholders, the Adviser may enter into one or more agreements with another party in which such other party may render advice and assistance in connection with any or all of its duties specified in Paragraph 2 of this Agreement; provided that the Adviser will retain responsibility for the activities of such other party with respect to the Fund. The Adviser will disclose fully to the Board in advance and describe in the Prospectus the terms of any agreement entered into pursuant to this Paragraph including, but not limited to, the compensation to be paid, and will notify the Board in advance of any change in the terms of such agreement.

4.	Further Duties

In all matters relating to the performance of this Agreement, the Adviser will act in conformity with (i) the Articles of Incorporation of the Fund or any supplement thereto, (ii) any By-Laws and/or Code of Ethics, or other procedures or policies of the Fund adopted by and the Board, the current Prospectus, the Ruling, and application for registration as an investment company under the Act, and (iii) will comply with the requirements of the 1940 Act and any other applicable laws and regulations of the United States and Puerto Rico.

5.	Services Not Exclusive

The services furnished by the Adviser hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser, who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

6.	Expenses.

(a)          During the term of this Agreement, the Fund will bear all expenses of the Adviser, except those expenses specifically assumed by the Adviser, incurred in the Fund’s operations and the offering of Shares.

(b)          Expenses borne by the Fund will include, but not be limited to, the following (which shall be in addition to the fees payable to, and expenses incurred on behalf of the Fund by, the Adviser under this Agreement): (1) the costs (including brokerage commissions, if any) of securities purchased or sold by the Fund and any losses incurred in connection therewith; (2) organizational expenses, including legal expenses, of the Fund, whether or not advanced by the Adviser; (3) filing fees and expenses relating to the registration of the Fund under the laws of Puerto Rico; (4) fees and salaries payable to the Independent Directors; (5) all expenses incurred in connection with the Independent Directors’ services, including travel expenses; (6) taxes (including any income or franchise taxes) and governmental fees (including transfer taxes); (7) costs of any liability, uncollectible items of deposit and any other insurance or fidelity bonds; (8) any costs, expenses, or losses arising out of a liability of or claim for damages or other relief asserted against the Fund for violation of any law; (9) any Fund legal fees and disbursements, including legal fees of counsel for the Independent Directors, if one is retained; (10) accounting and auditing expenses; (11) fees and disbursements of custodians and securities depositories; (12) expenses of printing and distributing reports to Shareholders; (13) any extraordinary expenses, including reasonable fees and disbursements of litigation counsel, and indemnification expenses incurred by the Fund; (14) fees, voluntary assessments, and other expenses incurred in connection with membership in investment company or trade organizations; (15) costs of preparing, printing, mailing and tabulating proxies and costs of meetings of Shareholders, the Board and any committees thereof; (16) the cost of investment company literature and other publications provided to the Board; (17) costs of mailing, stationery and communications equipment; (19) interest charges on borrowings; and (18) the cost of preparing, printing, and mailing certificates, if any, representing Shares.

(c)          The Fund, on behalf of the Adviser, may pay directly any expense incurred by the Fund in its normal operations and, if any such payment is consented to by the Adviser and acknowledged as otherwise payable by the Adviser pursuant to this Agreement, the Fund may reduce the fee payable to the Adviser pursuant to Paragraph 7 hereof by such amount. To the extent that such deductions exceed the fee payable to the Adviser on any monthly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding monthly payment dates.

(d)          The Adviser agrees to pay all its own expenses incurred in connection with this Agreement, including any compensation for services provided to the Fund by its officers, directors and/or employees who are affiliated with the Adviser or its affiliates and any compensation for services rendered by any person retained pursuant to Paragraph 3 hereof.

(e)          The payment or assumption by the Adviser of any expense of the Fund that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Fund on any subsequent occasion.

7.	Compensation

(a)          For services related to the Fund, the Adviser will receive an annual investment advisory fee not to exceed (i) 0.20% of the average daily gross assets of the Fund up to $350 million, (ii) 0.15% of the average daily gross assets of the Fund for the next $200 million, payable monthly, it being understood that the Adviser shall pay any fees related to the engagement of sub-advisers, or consultants, as applicable.

(b)          The fee for each calendar month shall be accrued daily and payable monthly to the Adviser on or before the last business day of the next succeeding calendar month.

(c)          If this Agreement becomes effective or terminates before the end of any month, the fees paid from the assets of the Fund for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears, to the full month in which such effectiveness or termination occurs.

8.	Limitation of Liability of the Adviser

The Adviser shall not be liable for any loss, expense, cost, or liability arising out of any error in judgment or any action or omission, including any instruction given to the custodian unless (i) such action or omission involved an officer, director, employee, or agent of the Adviser and (ii) such loss, expense, cost or liability arises out of the Adviser’s negligence, malfeasance or bad faith or results in a material violation by the Adviser or any sub-adviser of the terms and conditions of the Ruling. The Adviser may rely on any notice or communication (written or oral) reasonably believed by it to be genuine. These limitations shall not relieve the Adviser from any responsibility or liability for any responsibility, obligation or duty that the Adviser may have under state statutes, the laws of Puerto Rico, or any federal securities law which is not waivable. Any person, even though also an officer, partner, employee, or agent of the Adviser or its affiliates, who may be or become a director, employee, or agent of the Fund shall be deemed, when rendering services to the Fund or acting with respect to any business of the Fund, to be rendering such service to or acting solely for the Fund and not as a director, employee, or agent or one under the control or direction of the Adviser or such affiliates even though paid by it. Nothing herein shall be deemed a waiver of any rights which the Fund may have pursuant to applicable securities laws or regulations.

9.	Duration and Termination

(a)          This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved during a duly called in-person meeting of the Board of Directors by a majority of the Board, including a majority of the Independent Directors.

(b)          Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, if not terminated, this Agreement shall continue automatically for successive annual periods; provided that such continuance is specifically approved at least annually by a majority vote of the Independent Directors.

(c)          Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of penalty, by a majority vote of the Independent Directors or by a vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Adviser or by the Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the Fund. This Agreement will automatically terminate in the event of its assignment, except that the rights and obligations hereunder may be transferred to another person if all of the following conditions are met: (i) the transferee is a person directly or indirectly controlling, controlled by, or under common control with the Adviser (“Affiliate”), (ii) such Affiliate is organized and has its principal place of business in Puerto Rico, (iii) in the opinion of counsel to the Fund, such transfer would not constitute an assignment within the meaning of the provisions of the 1940 Act, and (iv) the Board must have received at least 30 days’ prior written notice of such transfer.

(d)          Notwithstanding anything to the contrary herein provided, in the event of a breach by the Fund of its obligations hereunder, the recourse of the Adviser shall be limited to the assets of the Fund.

10.	Amendment of this Agreement

No provision of this Agreement may be changed, waived, discharged, or terminated orally, except by an instrument signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of a majority of the Fund’s outstanding voting securities.

11.	Governing Law

This Agreement shall be construed in accordance with the 1940 Act and the laws of the Commonwealth of Puerto Rico.

12.	Miscellaneous

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

ATLAS U.S. GOVERNMENT MONEY MARKET FUND, INC.		ATLAS ASSET MANAGEMENT, LLC, investment adviser for Atlas U.S. Government Money Market Fund, Inc.

By:	/s/ Paul Hopgood	By:	/s/ Paul Hopgood
Paul Hopgood		Paul Hopgood
President		President